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                             PAINE WEBBER GROUP INC.
                   1999 EXECUTIVE INCENTIVE COMPENSATION PLAN


         1. Purposes. The purposes of this 1999 Executive Incentive Compensation Plan are to provide an incentive to executive officers and other selected key executives of PWG to contribute to the growth, profitability and increased shareholder value of PWG, to retain such executives and endeavor to qualify the compensation paid under the Plan for tax deductibility under Section 162(m) of the Code.

         2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

         (a) "Annual Profits" shall mean the annual consolidated pre-tax operating income of PWG for the Performance Period before accounting for incentive compensation and corporate charges, the cost of restructuring and discontinued operations and other non-recurring charges.

         (b) "Award" shall mean a Formula Award, a Performance Award, or both of the foregoing.

         (c) "Award Pool" shall mean a pool of funds specified by the Committee, in accordance with Section 6, out of which Formula Awards may be made to Participants.

         (d) "Board" shall mean PaineWebber's Board of Directors.

         (e) "Change in Control" shall mean the occurrence of any of the following events:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than PWG, any trustee or other fiduciary holding securities under an employee benefit plan of PWG, or any corporation owned, directly or indirectly, by the stockholders of PaineWebber in substantially the same proportions as their contemporaneous ownership of voting securities of PaineWebber, is or becomes a "20% Beneficial Owner." For purposes of this provision, a
         "20% Beneficial Owner" shall mean a person who is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PaineWebber representing 20%
         or more of the combined voting power of PaineWebber's then-outstanding voting securities (a "20% Beneficial Owner"); provided that (A) the term "20% Beneficial Owner" shall not include any Beneficial Owner that has crossed such 20% threshold solely as a result of an acquisition of securities directly from PaineWebber, or solely as a result of an acquisition by PaineWebber of PaineWebber securities, until such time thereafter as such person acquires additional voting securities other than
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         directly from PaineWebber and, after giving effect to such acquisition, such person would constitute a 20% Beneficial Owner and (B) with respect to any person who is and remains eligible to file a Schedule
         13G pursuant to Rule 13d-1(b)(1) under the Exchange Act with respect to PaineWebber securities, there shall be excluded from the number of securities deemed to be beneficially owned by such person for purposes of determining whether such person is a 20% Beneficial Owner a number of securities representing 10% of the combined voting power of PaineWebber's then-outstanding voting securities;

                  (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new director (other than a director designated by a person who has entered into an agreement with PaineWebber to effect a transaction described in paragraph (i), (iii) or (iv) hereof) whose election by the Board or nomination for election by PaineWebber's stockholders was approved by a vote of at least two-thirds ( ) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

                  (iii) the stockholders of PaineWebber approve a merger, consolidation, recapitalization, or reorganization of PaineWebber, or a reverse stock split of any class of voting securities of PaineWebber, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 80% of the total voting power represented by the voting securities of PaineWebber or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of PaineWebber outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 80% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of PaineWebber or such surviving entity or of any subsidiary of PaineWebber or such surviving entity;

                  (iv) the stockholders of PaineWebber approve a plan of complete liquidation of PWG or an agreement for the sale or disposition by PWG of all or substantially all of PWG's assets (or any transaction having a similar effect); or

                  (v) any other event which the Board determines shall constitute a Change in Control for purposes of the Plan.

         (f) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions thereto.
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         (g) "Committee" shall mean a committee composed of at least two members of the Board.

         (h) "Effective Date" shall mean January 1, 1999.

         (i) "EICP" shall mean the Paine Webber Group Inc. 1994 Executive Incentive Compensation Plan, as amended and in effect immediately prior to the Effective Date.

         (j) "Eligible Employee" shall mean each executive officer of PaineWebber, including those employed by subsidiaries, and other key executives of PWG selected by the Committee.

         (k) "ESAP" shall mean the Paine Webber Group Inc. 1994 Executive Stock Award Plan, as amended from time to time and any successors thereto.

         (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

         (m) "Fair Market Value" shall mean the fair market value of Stock, Awards or other property determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the fair market value of the Stock as of any given date shall be the mean between the high and low sales prices of the Stock on the stock exchange or market on which the Stock is primarily traded on the date as of which such value is being determined.

         (n) "Formula Award" shall mean that portion of the Award Pool payable to a Participant as determined pursuant to Section 6.

         (o) "GAAP" shall mean U.S. Generally Accepted Accounting Principles.

         (p) "PaineWebber" shall mean Paine Webber Group Inc., a Delaware corporation, and any entity that succeeds to all or substantially all of its business.

         (q) "Participant" shall mean an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

         (r) "Performance Award" shall mean the right of a Participant to receive Stock-Based Awards, cash or other property, or to have a risk of forfeiture lapse or the right to exercise with respect thereto, following the completion of a Performance Period based upon performance in respect of one or more of the Performance Goals during such Performance Period, as specified in
Section 7.

         (s) "Performance Goals" shall mean any of the following business criteria: (1) net earnings; (2) fully diluted earnings per common share; (3) return on average
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common equity; and (4) pre-tax income. A Performance Goal may be measured over a
Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Committee by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed, the Performance Goals will be determined by not accounting for a change in GAAP during a Performance Period.

         (t) "Performance Objective" shall mean the level or levels of performance required to be attained with respect to specified Performance Goals in order that a Participant shall become entitled to specified rights in connection with a Performance Award.

         (u) "Performance Period" shall mean the calendar year, or such other shorter or longer period designated by the Committee, during which performance will be measured in order to determine a Participant's entitlement to receive payment of an Award.

         (v) "Plan" shall mean this Paine Webber Group Inc. 1999 Executive Incentive Compensation Plan, as amended from time to time.

         (w) "PWG" shall mean PaineWebber and any corporation which is or hereafter becomes a subsidiary of PaineWebber within the meaning of Section 424(f) of the Code.

         (x) "SAP" shall mean the Paine Webber Group Inc. 1994 Stock Award Plan, as amended from time to time and any successors thereto.

         (y) "Stock" shall mean PaineWebber's common stock, par value $1.00 per share, or such other securities as may be substituted for Stock under the ESAP.

         (z) "Stock-Based Awards" shall mean the following types of awards: (i) for purposes of Sections 6 and 7 of the Plan, restricted stock granted under
Section 6(d) of the ESAP or the SAP, restricted units granted under Section 6(e) of the ESAP or the SAP, bonus stock granted under Section 6(f) of the ESAP or the SAP and other-stock based awards under Section 6(h) of the ESAP or the SAP that are denominated in shares of Stock and (ii) for purposes of Section 7 of the Plan, options granted under Section 6(b) of the ESAP or the SAP.

         3. Administration.

         (a) Authority. The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, in its sole discretion, from time to time to select Participants; to grant Awards under the Plan; to determine the type,
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terms and conditions of, and all other matters relating to, Awards; to prescribe
Award agreements (which need not be identical); to establish, modify or rescind such rules and regulations as it deems necessary for the proper administration of the Plan; and to make such determinations and interpretations and to take such steps in connection with the Plan or the Awards granted thereunder as it deems necessary or advisable. All such actions by the Committee under the Plan or with respect to the Awards granted thereunder shall be final and binding on all persons.

         (b) Manner of Exercise of Committee Authority. The Committee may delegate its responsibility with respect to the administration of the Plan to one or more officers of PWG, to one or more members of the Committee or to one or more members of the Board; provided, however, that the Committee may not delegate its responsibility (i) to make Awards to executive officers of PaineWebber; (ii) to make Awards which are intended to constitute "qualified performance-based compensation" under Section 162(m) of the Code; or (iii) to certify the allocation of the Award Pool pursuant to Section 6(b) or the satisfaction of Performance Objectives pursuant to Section 7(e) in accordance with Section 162(m) of the Code. The Committee may also appoint agents to assist in the day-to-day administration of the Plan and may delegate the authority to execute documents under the Plan to one or more members of the Committee or to one or more officers of PWG.

         (c) Limitation of Liability. The Committee may appoint agents to assist it in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of PWG, PWG's independent certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of PWG acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by PWG with respect to any such action or determination.

         4. Stock Subject to the Plan. An Award may relate to or be paid in Stock-Based Awards only if and to the extent authorized by the Board or the committee which then administers the ESAP or the SAP, in which case the shares of Stock issued in connection with such Stock-Based Awards shall count against the aggregate number of shares of Stock available for issuance under the ESAP or the SAP (whichever is the source of shares) in accordance with the applicable provisions of the ESAP and the SAP, as the case may be.

         5. Types of Awards. Subject to the provisions of the Plan, the Committee has the discretion to grant to Participants Formula Awards described in Section 6, Performance Awards described in Section 7 or both in respect of any Performance Period.

         6. Formula Awards.
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         (a) Creation of Award Pool. The Award Pool for each Performance Period shall equal 4.5% of Annual Profits in excess of $100 million and up to $870 million plus 5.5% of Annual Profits in excess of $870 million.

         (b) Allocation of Award Pool. Prior to, or reasonably promptly following the inception of, a Performance Period but, to the extent required by
Section 162(m) of the Code, by no later than the earlier of ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed, the Committee shall allocate in writing, on behalf of each Eligible Employee designated as a Participant to receive a Formula Award pursuant to Section 5 of the Plan for such Performance Period, a portion of the Award Pool (not to exceed 33% on behalf of any Participant) to be paid for such Performance Period.

         (c) Adjustments. The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Award Pool or the portion of the Award Pool allocated to any Participant for any reason, including changes in the position or duties of any Participant with PWG during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination, or termination with or without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the Plan to PWG and the Participants, the Committee shall adjust the calculation of Annual Profits, the Award Pool, the allocations thereunder or any combination thereof to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of PaineWebber or any subsidiary into another corporation, any consolidation of PaineWebber or any subsidiary into another corporation, any separation of PaineWebber or any subsidiary (including a spinoff or the distribution of stock or property of PaineWebber or any subsidiary), any reorganization of PaineWebber or any subsidiary (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of PaineWebber or any subsidiary or a large, special and non-recurring dividend paid or distributed by PaineWebber, or (iv) a change in accounting or other relevant rules or regulations; provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authority or the making of such adjustment would cause the Formula Awards to fail to qualify as "qualified performance-based compensation" under Section 162(m) of the Code.

         (d) Payment of Formula Awards.

         (i) Following the completion of each Performance Period, the Committee shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, the amount of the Award Pool, if any, and the Formula Awards, if any, payable to Participants. Unless the Committee determines otherwise, no amounts payable in respect of the Formula Awards shall be paid for a Performance Period until the Performance Period has ended and the Committee has certified the amount of the Formula Awards payable for the Performance Period in accordance with this Section 6(d).
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         (ii) Except as provided below, each Participant shall receive payment, in a cash lump sum, of his or her Formula Award as soon as practicable following the determination in respect thereof made pursuant to this Section 6(d).

         (iii) The Committee may specify, either before or after completion of any Performance Period, that all or a portion of any Formula Award shall be paid by issuance or delivery of Stock-Based Awards in accordance with Section 4. Such Stock-Based Awards shall be valued in relation to the cash value of the Formula Award that would otherwise have been payable as determined by the Committee, provided that the aggregate value of the payment of the Formula Award shall not exceed the limitation set forth in Section 6(b). Such Stock-Based Awards shall be subject to such terms and conditions as shall be specified by the Committee, which include but are not limited to the deferral of Stock delivery and restrictions on transferability.

         (iv) Subject to such terms, conditions and administrative guidelines as the Committee shall specify from time to time, a Participant shall have the right to elect to defer receipt of part or all of any payment due with respect to a Formula Award.

         (v) In the event of a Change in Control, the Award Pool shall be computed as if the Performance Period ended immediately prior to the Change in Control, and the Award Pool shall be computed by annualizing the amount of the Annual Profits achieved during such Performance Period. Notwithstanding Section 6(c), in the event of a Change in Control, the Committee shall not be authorized to reduce or eliminate the Award Pool or the portion of the Award Pool allocated to any Participant; provided that a Participant's Formula Award to which he or she would otherwise be entitled shall be multiplied by a fraction, the numerator of which is the number of days in the Performance Period prior to the Change in Control and the denominator of which is the total number of days in the Performance Period as originally specified. Any resulting amount hereunder due to a Participant shall be paid in a cash lump sum no later than fifteen days after a Change in Control, unless the Participant has previously elected to defer receipt of such amounts notwithstanding a Change in Control.

         7. Performance Awards.

         (a) Form of Award. The Committee is authorized to grant Performance Awards pursuant to this Section 7. A Performance Award shall represent the conditional right of the Participant to receive cash, Stock-Based Awards, or other property, or to have a risk of forfeiture lapse or a right to exercise with respect thereto, based upon achievement of one or more pre-established Performance Objectives during a Performance Period, subject to the terms of this
Section 7 and the other applicable terms of the Plan. Performance Awards shall be subject to such conditions, including deferral of settlement, risks of forfeiture, restrictions on transferability and other terms and conditions as shall be specified by the Committee.
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         (b) Performance Objectives. The Committee shall establish the
Performance Objective for each Performance Award, consisting of one or more business criteria permitted as Performance Goals hereunder, one or more levels of performance with respect to each such criteria, and the amount or amounts payable or other rights that the Participant will be entitled to upon achievement of such levels of performance. The Performance Objective shall be established by the Committee prior to, or reasonably promptly following the inception of, a Performance Period but, to the extent required by Section 162(m) of the Code, by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed.

         (c) Additional Provisions Applicable to Performance Awards. More than one Performance Goal may be incorporated in a Performance Objective, in which case achievement with respect to each Performance Goal may be assessed individually or in combination with each other. The Committee may, in connection with the establishment of Performance Objectives for a Performance Period, establish a matrix setting forth the relationship between performance on two or more Performance Goals and the amount of the Performance Award payable for that Performance Period. The level or levels of performance specified with respect to a Performance Goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Committee may determine. Performance Objectives shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code, including that the Performance Goals be "substantially uncertain" at the time of their establishment. Performance Objectives may differ for Performance Awards granted to any one Participant or to different Participants.

         (d) Duration of the Performance Period. The Committee shall establish the duration of each Performance Period at the time that it sets the Performance Objectives applicable to that Performance Period. The Committee shall be authorized to permit overlapping or consecutive Performance Periods.

         (e) Certification. Following the completion of each Performance Period, the Committee shall certify in writing, in accordance with the requirements of
Section 162(m) of the Code, whether the Performance Objective and other material terms for paying amounts in respect of each Performance Award related to that Performance Period have been achieved or met. Unless the Committee determines otherwise, Performance Awards shall not be settled until the Committee has made the certification specified under this Section 7(e).

         (f) Adjustment. The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Performance Award of any Participant for any reason, including changes in the position or duties of any Participant with PWG during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or
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without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the Plan to PWG and the Participants, the Committee shall adjust Performance Objectives, the Performance Awards or both to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of PaineWebber or any subsidiary into another corporation, any consolidation of PaineWebber or any subsidiary into another corporation, any separation of PaineWebber or any subsidiary (including a spinoff or the distribution of stock or property of PaineWebber or any subsidiary), any reorganization of PaineWebber or any subsidiary or a large, special and non-recurring dividend paid or distributed by PaineWebber (whether or not such reorganization comes within the definition of Section 368 of the
Code), (iii) any partial or complete liquidation of PaineWebber or any subsidiary or (iv) a change in accounting or other relevant rules or regulations (any adjustment pursuant to this Clause (iv) shall be subject to the timing requirements of the last sentence of Section 2(s) of the Plan); provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authority or the making of such adjustment would cause the Performance Awards to fail to qualify as "qualified performance-based compensation" under Section 162(m) of the Code.

         (g) Timing of Payment. Except as provided below, any cash amounts payable in respect of Performance Awards for a Performance Period will generally be paid as soon as practicable following the determination in respect thereof made pursuant to Section 7(e), and any non-cash amounts or any other rights that the Participant is entitled to with respect to a Performance Award for a Performance Period will be paid or vest in accordance with the terms of the Performance Award.

         (h) Deferral of Payments. Subject to such terms, conditions and administrative guidelines as the Committee shall specify from time to time, a Participant shall have the right to elect to defer receipt of part or all of any payment due with respect to a Performance Award.

         (i) Maximum Amount Payable Per Participant Under This Section 7. With respect to Performance Awards that are settled through the grant of Stock-Based Awards under the ESAP or the SAP, a Participant shall not be granted Performance Awards for all of the Performance Periods commencing in a calendar year that permit the Participant to earn Stock-Based Awards covering more than 675,000 shares of Stock for each type of Stock-Based Award under the ESAP and the SAP, subject to adjustment if and to the extent that the per-person limitation on shares set forth in the ESAP is adjusted in connection with a Stock split, Stock dividend, or other extraordinary transaction affecting the Stock (the "Share Limit"). In addition, separate and apart from the limit in the previous sentence, with respect to Performance Awards to be settled in cash and not relating to Stock-Based Awards, a Participant shall not be granted Performance Awards for all of the Performance Periods commencing in a calendar year that permit the Participant in the aggregate to earn a cash payment in excess of the Fair Market Value of the Share Limit as of the first day of the first Performance Period commencing in such calendar year.
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         (j) Change In Control. In the event of a Change in Control, any incomplete Performance Periods applicable to Performance Awards under this
Section 7 in effect on the date the Change in Control occurs shall end on the date of such change, and the Committee shall (i) determine the extent to which the Performance Objectives with respect to such Performance Periods shall have been met based on such audited or unaudited financial information then available as it deems necessary, and (ii) cause to be paid to each Participant partial or full Performance Awards with respect to the Performance Periods based on the Committee's determination of the degree of attainment of the Performance Objectives. Notwithstanding Section 7(f), in the event of a Change in Control, the Committee shall not be authorized to reduce or eliminate the Performance Award; provided that a Participant's Performance Award to which he or she would otherwise be entitled shall be multiplied by a fraction, the numerator of which is the number of days in the Performance Period prior to the Change in Control and the denominator of which is the total number of days in the Performance Period as originally specified. Any resulting amount hereunder due to a Participant shall be paid in a cash lump sum no later than fifteen days after a Change in Control, unless the Participant has previously elected to defer receipt of such amounts notwithstanding a Change in Control.

         8. General Provisions.

         (a) Termination of Employment. In the event a Participant terminates employment for any reason during a Performance Period or prior to the Award payment, he or she (or his or her beneficiary, in the case of death) shall not be entitled to receive any Award for such Performance Period unless the Committee, in its sole and absolute discretion, elects to pay an Award to such Participant.

         (b) Death of the Participant. Subject to Section 8(a), in the event of the death of a Participant, any payments hereunder due to such Participant shall be paid to his or her beneficiary as designated in writing to the Committee or, failing such designation, to his or her estate. No beneficiary designation shall be effective unless it is in writing and received by the Committee prior to the date of death of the Participant.

         (c) Taxes. PWG is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable PWG and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority for PWG to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

         (d) Limitations on Rights Conferred under Plan and Beneficiaries. Neither status as a Participant nor receipt or completion of a deferral election form shall be
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construed as a commitment that any Award will become payable under the Plan.
Nothing contained in the Plan or in any documents related to the Plan or to any Award shall confer upon any Eligible Employee or Participant any right to continue as an Eligible Employee, Participant or in the employ of PWG or constitute any contract or agreement of employment, or interfere in any way with the right of PWG to reduce such person's compensation, to change the position held by such person or to terminate the employment of such Eligible Employee or Participant, with or without cause, but nothing contained in this Plan or any document related thereto shall affect any other contractual right of any Eligible Employee or Participant. No benefit payable under, or interest in, this Plan shall be transferable by a Participant except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

         (e) Changes to the Plan and Awards. Notwithstanding anything herein to the contrary, the Board, or a committee designated by the Board, may, at any time, terminate or, from time to time, amend, modify or suspend the Plan and the terms and provisions of any Award theretofore granted to any Participant which has not been settled (either by payment or deferral). No Award may be granted during any suspension of the Plan or after its termination. Any such amendment may be made without stockholder approval.

         (f) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any amounts payable to a Participant pursuant to an Award, nothing contained in the Plan (or in any documents related thereto), nor the creation or adoption of the Plan, the grant of any Award, or the taking of any other action pursuant to the Plan shall give any such Participant any rights that are greater than those of a general creditor of PWG; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, or other property or make other arrangements, to meet PWG's obligations under the Plan. Such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets other than Stock and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify in accordance with applicable law.

         (g) Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board (or a committee designated by the Board) nor submission of the Plan or provisions thereof to the stockholders of PaineWebber for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem necessary.

         (h) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable Federal law.
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         (i) Exemption Under Section 162(m) of the Code. The Plan, and all
Awards issued thereunder, are intended to be exempt from the application of
Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year. The Committee may, without stockholder approval, amend the Plan retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve PWG's Federal income tax deduction for compensation paid pursuant to the Plan.

         (j) Effective Date. The Plan, as amended and restated, is effective on the Effective Date, subject to subsequent approval thereof by PaineWebber's stockholders at the first annual meeting of stockholders to occur after the Effective Date, and shall remain in effect until it has been terminated pursuant to Section 8(e). If the Plan is not approved by the stockholders at such annual meeting, the Plan and all interests in the Plan awarded to Participants before the date of such annual meeting shall be void ab initio and of no further force and effect. Subject to the approval of the Plan by the stockholders of PaineWebber in accordance with the first sentence of this Section 8(j), as of the date of stockholder approval, the Plan shall replace the EICP; provided, however, that awards granted under the EICP prior to the date of stockholder approval shall remain outstanding in accordance with their applicable terms and provisions. No awards may be granted under the EICP after the date of stockholder approval of the Plan. Any awards granted under the EICP between the Effective Date and the date of stockholder approval will be treated as awards granted under this Plan for purposes of Section 4. Unless PaineWebber determines to submit Section 7 of the Plan and the definition of "Performance Goal" to PaineWebber's stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the Plan was last approved by stockholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such stockholder approval is obtained, then no further Performance Awards shall be made under
Section 7 after the date of such annual meeting, but the remainder of the Plan shall continue in effect until terminated in accordance with Section 8(e).